Plan and Agreement of Reorganization
                                   By Exchange By INTEGRATED TECHNOLOGY GROUP,
                                                  A Nevada Corporation
                                        Of its voting stock for Stock in and
of
                           SAFE TIRE DISPOSAL CORP., an Oklahoma corporation

     Integrated Technology Group, a Nevada corporation (hereinafter sometimes called "Integrated") and Safe Tire Disposal Corp., an Oklahoma corporation, (hereinafter sometimes called "Safe Tire") hereby agree as follows:

                                                Article I
                                             Plan Adopted

Section 1.01: Plan of Reorganization.

     A plan of reorganization of Integrated and Safe Tire is hereby adopted as follows:

a. Safe Tire will cause to be transferred to Integrated 1,000 shares of common stock of $.001 par value, 9,535,000 common shares of Safe Tire constituting one hundred percent (100%) of the issued and outstanding shares thereof, pursuant to the terms and conditions hereinafter set forth.

b. In exchange for the shares transferred by Safe Tire pursuant to this agreement, Integrated will cause to be issued and delivered to Safe Tire Nine Million (9,000,000) par value One Mil ($0.001) common shares of Integrated and Twenty-Five Thousand 25,000 additional shares to be issued in exchange for legal services and to finders. These shares will, when issued, constitute Eighty and Eighty-Nine One Hundredths percent (80.89%) of the total shares of Integrated which will be outstanding immediately after closing. The said common stock of Integrated will, when issued, be validly authorized and issued, fully paid and nonassessable.

Section 1.02: Closing Date

Subject to the conditions set forth herein, the plan of reorganization will be closed and consummated on or before July 10, 2000 at such place as may be fixed by mutual consent of the parties. The date of such consummation is the "Closing Date" or "Closing" as referred to herein.

                                                            Article II
                    Covenants, Representations, and Warranties of Integrated

Section 2.01: Legal Status

Integrated is a corporation duly organized, validly existing and in good standing under the laws of Nevada with lawful power to conduct all businesses in which it is engaged in all jurisdictions in which it is found.

Section 2.02: Shares Outstanding

Integrated has an authorized capitalization of Fifty Million (50,000,000) common shares of One Mil ($0.001) par value. There are presently Eight Million (8,000,000) shares thereof outstanding. Integrated warrants that prior to the closing it will convey all the present assets of Integrated to John F. Lund and R. Blair Lund in exchange for 5,900,000 common shares which are presently vested in them so that there will be, immediately prior the closing of this agreement, not more than Two Million One Hundred Thousand (2,100,000) common shares outstanding. It is further agreed that in connection with the closing, an additional Twenty-Five Thousand (25,000) will be issued for legal and finders' less, so that there will be, immediately to the closing, a total of 2,125,000 Integrated shares outstanding. There are currently no outstanding options, warrants, or securities convertible into common stock of Integrated outstanding except one (1) option to acquire 100,000 shares at a striking price of Six Dollars ($6) per share, with registration rights which Integrated hereby agrees to honor.

Section 2.03: Financial Condition

Integrated is subject to the reporting requirements of § 15(d) of the Securities Exchange Act of 1934 and has filed all annual, quarterly and current reports which have been required to be filed thereunder. Certain of such files have not been timely. Copies of Integrated's Form 10-KSB for the fiscal year ended June 30, 1999 and all quarterly and current reports filed thereafter are attached hereto as Exhibit "A" and by this reference
incorporated herein as if set forth at length.   The financial statements of
Integrated which are incorporated in such reports fully and accurately present the financial condition of Integrated at the dates indicated.

Section 2.04:  Performance Not Violative of Any Instrument

The performance by Integrated of its obligations under this agreement will not result in any breach of the terms of the conditions of, or constitute a default under, any agreement or instrument to which Integrated is a party, or by the terms of which Integrated is bound.

Section 2.05:  Material Contracts

Integrated is not, and at the closing date will not be a party to, or bound by any material, oral, or written contract for the employment of any officer or employee or commitment for any special bonus, compensation or severance pay; or any pension, profit-sharing, retirement, or stock purchase plan with its employees or others; or any contract with any labor union.

Section 2.06:  Litigation

There are not now, and at the closing there will not be any material claims, actions, proceedings, or investigations pending or threatened against Integrated in any court or regulatory agency, nor any orders, writs, or injunctions issued out of any such court or agency affecting Integrated.
Section 2.07:  Taxes

Integrated does not owe any state, federal, or local taxes and has filed all tax returns required to be filled by it excepting those related to accrued taxes for the current year, filings on which are not yet due.

Section 2.08:  Securities to be Issued

The shares of Integrated to be issued pursuant to this agreement are of One Mil ($0.001) par value and have equal voting rights as all other shares of Integrated outstanding. Safe Tire hereby acknowledges its awareness that said shares will not, when issued, have been registered under either the Securities Act of 1933 or under applicable securities laws of any state; but are being issued in reliance on the exemption from federal regulation provided by
Section 4(2) of the Securities Act of 1933 for transactions not involving any public offering and from state registration by applicable isolated transaction or private placement exemptions. Safe Tire, for itself and its stockholders, acknowledges that the shares issued pursuant hereto will be "restricted securities" as that phrase is defined by paragraph (a)(3) of SEC Rule 144 under the Act. In connection therewith, Safe Tire acknowledges, warrants, and represents as follows:

a. It has received and reviewed, as to Integrated, the Form 10-KSB for the fiscal year ended June 30, 1999 which was filed via the SEC's EDGAR filing system on November 16, 1999, the Form 10-QSB for the quarter ended September 21, 1999 which was filed on December 21, 1999, and the Form 10-QSB for the quarter ended December 31, 1999 which was filed on February 23, 2000.

b. Safe Tire is a business entity whose officers, directors and stockholders have sufficient business experience to evaluate this transaction. Safe Tire and its stockholders are financially able to bear the risk of their investment in Integrated's common shares.

c. Safe Tire and its stockholders are purchasing Integrated's shares for their own accounts, for purposes of investment and not with a view to distribution.

d. Safe Tire, for itself and its stockholders, consents to the placement on each certificate representing shares of Integrated issued pursuant hereto, of a standard form investment legend stating that the shares are not registered under the Securities Act of 1993, as amended (the "Act") and cannot be sold, hypothecated, or transferred without registration under the Act or under an appropriate exemption from registration. Safe Tire acknowledges its familiarity with Section 4(1) of the Act and SEC Rule 144, which generally govern resale of restricted securities, and further concedes that Integrated has not represented, directly or indirectly, that the exemption provided by either rule will ever be available to Safe Tire its assignees or stockholders. Safe Tire intends to transfer the shares issued to it hereunder pro rata, to its stockholders (of which there are no more than Thirty (30); and intends to rely on applicable "private offering" and/or isolated transactions in so doing. In delivering such shares to its stockholders, Safe Tire will advise the takers that the shares are restricted securities and cannot be sold, transferred or hypothecated unless registered under the Act or if there is available some exemption from registration to cover such transaction. Safe Tire agrees to take all reasonable measures to insure that those stockholders are taking their shares for investment and not with a view to distribution, that they understand the rules limiting secondary transfer of the shares, and that the certificates will bear appropriate restrictive legends and be subject to stop transfer instructions.

e. Safe Tire hereby consents to the placement of "stop-transfer" instructions as to all shares issued to it hereunder and agrees to procure consent to such instructions from its transferees.

                                                            Article III

Section 3.01:  Access to Business Records of Integrated Pending the Closing

Integrated will afford Safe Tire or its accredited representatives, pending closing, full access during normal business hours to all properties, books, accounts, contracts, commitments, and records of every kind of Integrated.

Section 3.02: Copies

In addition, Integrated will permit Safe Tire to make extracts or copies of all such documents and to supply such additional information or material as may be reasonably necessary to fully inform Safe Tire of the condition of Integrated. All such information will be held in confidence.

                                                            Article IV
                    Covenants, Representations, and Warranties of Safe Tire

Section 4.01:  Legal Status

Safe Tire is a corporation duly organized existing, and in good standing under the state of Oklahoma, with legal authority to enter into this transaction.

Section 4.02:  Corporate Approval

Safe Tire warrants that it has taken all corporate actions and duly adopted all resolutions required by its charters and by-laws to permit its officers to enter into this transaction as its authorized agents.

Section 4.03:  Material Contracts

Except as may be attached hereto as Exhibit "B", Safe Tire is not, and at the closing date will not be a party to, or bound by any material, oral, or written contract for the employment of any officer or employee or commitment for any special bonus, compensation or severance pay; or any pension, profit-sharing, retirement, or stock purchase plan with its employees or others; or any contract with any labor union.

Section 4.05:  Litigation

There are not now, and at the closing there will not be any material claims, actions, proceedings, or investigations pending or threatened against Safe Tire in any court or regulatory agency which would bar or infringe the conveyances contemplated hereby or the value of the assets conveyed.

Section 4.06:  Taxes

Safe Tire does not owe any state, federal, or local taxes, and has filed all tax returns required to be filed by it.

Section 4.07:  Financial Condition

Safe Tire represents and warrants that its audited financial statements attached hereto as Exhibit "C" accurately present the financial condition of Safe Tire as of the dates indicated, and that those statements have been prepared and are presented in accordance with generally accepted accounting principles.

Section 4.08:  Taxes

Safe Tire represents that it has filed all state and federal tax returns required to be filed by it in any jurisdiction in which it does business, as well as all environmental reports or disclosures which are required by applicable state or federal laws. Safe Tire does not owe any unpaid state or federal taxes except accrued taxes not yet due and payable.

Section 4.09:  Environmental Issues

Safe Tire is in the business of disposing of and reclaiming constituent components of used tires. The tire disposal industry is subject to state and federal regulations related to environmental safety. Safe Tire warrants and represents that it is in compliance with all applicable state and federal regulations related to used tire disposal and use in all jurisdictions in which it does business. Safe Tire further warrants that it will provide to Integrated for incorporation in all filings required to be made by Integrated under Section 15(d) of the Securities Exchange Act of 1934 complete and accurate information covering all environmental disclosures required to be made under the Exchange Act.

Section 4.10:  Agreement not to Reverse Split Common Shares

Safe Tire agrees that it will not vote any of the common shares issued pursuant hereto in favor of any reverse split of the outstanding common shares of Integrated for a period of two (2) years from the closing. It further agrees that it will obtain the written agreement of each person to whom it assigns any such shares, or any interest therein, that the purchaser or assignee will not vote any such shares in favor of any reverse split of Integrated common shares for a period of two (2) years from the closing.

Section 4.11:  Indemnification of Officers and Directors

Safe Tire hereby indemnifies John F. Lund and R. Blair Lund, who are officers, directors and controlling stockholders of Integrated, from any claim arising from their conduct as officers, directors or controlling stockholders of Integrated, except (a) liabilities which may arise under the Securities Act of 1933, the Securities Exchange Act of 1934, or any other applicable provision of federal securities laws, and (b) liabilities arising from fraud, willful misconduct, or gross negligence.

                                                            Article V

Section 5.01:  Conduct of Business of Safe Tire Pending the Closing
Safe Tire will be entitled to conduct their regular and ordinary business pending the closing.

                                                            Article VI
                                                        Miscellaneous

Section 6.01:     Notices.

Any notice or other communications required hereby will be deemed delivered when deposited in the United States mails for transmittal by certified or registered mail, postage prepaid, return receipt requested, addressed to the respective corporate and individual parties hereto as set forth on Exhibit "D" hereto.

Section 6.02:     Entire Agreement Counterparts.

This instrument and the exhibits and schedules hereto contain the entire agreement of the parties. It may be executed in any number of counterparts, each of which will be deemed original, but such counterparts together constitute only one and the same instrument.

Section 6.03:     Controlling Law.

The validity, interpretation of terms and performance of this agreement will be governed by and constructed under the laws of Nevada.
WHEREFORE, we have set our hands hereto this 30th day of June, 2000.

                                                 INTEGRATED TECHNOLOGY GROUP

                                                  By: /s/ John F. Lund
                                                   John F. Lund,President

Attest:

/s/ R. Blair Lund
R. Blair Lund, Secretary

                                                  SAFE TIRE DISPOSAL CORP.

                                                   By: /s/ ScottHolden
                                                   Scott Holden, President
Attest:

/s/ C. Sue Rushing
Secretary

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